Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth St. NW

Washington, DC 20036

September 14, 2017

National Retail Properties, Inc.

450 South Orange Avenue

Orlando, FL 32801

Ladies and Gentlemen:

We are acting as counsel for National Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of $400,000,000 aggregate principal amount of its 3.50% notes due 2027 (the “Notes”), pursuant to the Underwriting Agreement, dated September 6, 2017, among Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Jefferies LLC and RBC Capital Markets, LLC, as representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”), and the Company (the “Agreement”). The Notes are being issued under the Indenture, dated as of March 25, 1998, as supplemented by the Sixteenth Supplemental Indenture, dated as of September 14, 2017, between U.S. Bank National Association, as successor trustee (the “Trustee”), and the Company (as so supplemented, the “Indenture”) pursuant to the Registration Statement on Form S-3 (File No. 333-202237) (the “Registration Statement”) filed by the Company to register the offer and sale of the Notes with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), and the related prospectus dated February 23, 2015, as supplemented by the prospectus supplement dated September 6, 2017 (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Notes have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth in this letter is limited to the laws of the State of New York and the State of Maryland, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on September 19, 2017 and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP